EXHIBIT 10.17

(***) -   Denotes confidential text filed with SEC under separate cover.


                        RICHARDS BAY SLAG SALES AGREEMENT

THIS AGREEMENT is dated this 1st day of May, 1995, by and between RICHARDS BAY IRON AND TITANIUM (PROPRIETARY) LIMITED, a South African corporation with offices at Richards Bay, Natal, South Africa (hereinafter called "RBIT"), and KRONOS INC., a Delaware corporation with offices at P.O. Box 700, Wyckoffs Mill Road, Hightstown, New Jersey, 08520, U.S.A. (hereinafter called "BUYER").

                              W I T N E S S E T H :

WHEREAS RBIT and Buyer entered into an agreement for the purchase and sale of titanium bearing materials dated as of the 1st day of October, 1989 and amended January 1, 1991 and February 15, 1994;

WHEREAS RBIT and Buyer wish to renew their agreement;

NOW, THEREFORE, for and in consideration of the covenants and conditions herein contained, the parties hereto agree as follows, effective January 1, 1995:

ARTICLE I.     SCOPE

     RBIT agrees to sell and deliver, and Buyer agrees to buy and take delivery of, titanium-bearing slag (hereinafter called "RB Slag") produced at RBIT's plant at Richards Bay, Natal, South Africa (hereinafter called "RBIT's plant") for use in Buyer's chloride-process pigment plants in the quantities and at the times hereinafter specified and in accordance with the terms of this agreement (the "Agreement").

ARTICLE II.    DEFINITIONS

     Unless otherwise indicated, a "ton" is a metric ton of one thousand kilograms dry weight, a "day", "month" and a "year" are a calendar day, month and year respectively, "dollars", "cents" and the dollar and cent signs ("$" and "cents") refer to lawful money of the United States of America, "Official Samples" has the meaning given to it in Article XI. and all percentages are based on dry weights. "Taxes and duties" means all or any levies, imposts, duties, charges, fees, deductions and withholdings levied or imposed by any national, local or other public body or authority and "STEM" means the confirmation of availability of sufficient RB Slag for a particular shipment, at the Richards Bay harbour, on a given date or period to be stated when such confirmation is requested and given.


ARTICLE III.   TERM

     This Agreement shall be in effect for a term of six (6) years commencing on January 1, 1995, up to and including December 31, 2000 (the "Term"), subject to prior termination as hereinafter provided.

ARTICLE IV.    QUANTITY

     Buyer shall purchase and take delivery of RBIT shall sell and deliver, the following quantity of RB Slag during each year of the Term as follows (the "Contracted Quantity"):

     A.   (***)

     B.   (***)

               Buyer shall commit to the actual quantity to be purchased in 1996 within the above range by written notice to RBIT on or before April 18, 1995, failing which such quantity shall be determined by RBIT.

     C.   (***)

               Buyer shall commit to the actual quantity to be purchased in 1997 within the above range by written notice to RBIT on or before September 30, 1996, failing which such quantity shall be determined by RBIT.

     D.   (***)

               Buyer shall commit to the actual quantity to be purchased in each of such years within the above range by written notice to RBIT on or before September 30th of the previous year, failing which such quantity shall be determined by RBIT.

     E.   (***)







ARTICLE V.     PRICE

     A.   Basic Prices
          The basic price for RB Slag which is sold and delivered hereunder for each year that this Agreement is in force shall be that amount per ton FOB (Incoterms 1990) Buyer's Vessel at Richards Bay set forth below for each such year (the "Basic Price"):

          1.   For 1995, the Basic Price of RB Slag shall be (***)  per ton.

          2. For 1996, the Basic Price of RB Slag shall be (***) per ton plus Escalation as herein defined.

          3. For 1997 to 2000 inclusively, the Basic Price of RB Slag shall be the previous year's Basic Price plus Escalation as herein defined.

          The term "Escalation" as it relates to this Agreement, is defined as the percentage increase in the All Items, All Urban Consumer Price Index in the USA ("AUCPI") for the applicable period of December to December set forth below as reported in the Detailed CPI Report issued by the US Department of Labor, multiplied by the applicable Basic Price. If there is no increase, or if there is a decrease in the AUCPI, Escalation shall be zero. For the year 1996, reference shall be made to the Escalation for the period of December 1994 to December 1995 and for each of the years 1997 to 2000, to the Escalation for the period of December to December of the year immediately prior to the year in question.

     B.   Price Adjustment for TiO2 Content
          The Basic Price established under this Article V. is for RB Slag containing 85% titanium dioxide (TiO2) content. If the TiO2 content of a shipment of RV Slag exceeds 85%, the Basic Price shall be adjusted upwards by 1/170th of the Basic Price for each whole increment of 0.5% by which the TiO2 content exceeds 85%. If the TiO2 content of such RB Slag is less than 85%, the Basic Price shall be adjusted downwards by 1/170th of the Basic Price for each decrement of 0.5% or part thereof by which the TiO2 content is less than 85%.

     C. The TiO2 content shall be based on RBIT's analyses of the Official Samples (as defined in Article XI.) subject however, to revisions, if any, due to an umpire's analysis pursuant to Article XI. Price adjustments pursuant to this paragraph shall be made as provided herein and in Article VIII.

     D.   (***)




ARTICLE VI.    SHIPMENTS

     A. RBIT shall be responsible for arranging the transport of RB Slag from its plant to the stockpile area at the loading dock provided by Portnet at Richards Bay, which shall be solely responsible for loading RB Slag onboard Buyer's Vessel. Shipments shall be as ordered by and pursuant to the instructions of Buyer as the same shall be agreed to by RBIT. Buyer shall obtain any import licenses on or other documents that may be required to import RB Slag into the country of destination. RBIT shall obtain any export license on or other documents that may be required to export RB Slag from South Africa.

     B. RBIT and Buyer shall agree on an annual shipping schedule. Buyer shall arrange for and furnish a bulk cargo vessel (herein called "Buyer's Vessel") for each shipment. Notwithstanding the agreed shipping schedule, Buyer must request and receive STEM from RBIT in respect to each shipment at least one(1) month prior to the arrival of Buyer's Vessel at Richards Bay. Buyer shall also provide RBIT with a telefaxed notice of arrival of each of Buyer's Vessels at least two
          (2) weeks prior to its estimated time of arrival at Richards Bay.

     C. In the event RBIT has given STEM to Buyer and if RB Slag is not available for loading at the stockpile area provided by Portnet at Richards Bay on the date for which STEM has been given and if demurrage or dead freight is incurred as a result of such non-availability, RBIT shall pay Buyer demurrage or dead freight at the rate specified in Buyer's Charter Party. In arranging for any Buyer's Vessel, Buyer will use its best efforts to have the terms of the Charter Party permit RBIT, in the case of a shortfall of RB Slag at the Richards Bay harbour, to elect between having Buyer's Vessel:

          a) wait for arrival of RB Slag at the loading dock and thereby incur demurrage; or

          b) load a portion of a shipment of RB Slag and thereby incur dead freight.

          In order to facilitate RBIT's decision, Buyer shall promptly advise RBIT, on request, of the applicable demurrage or dead freight rates. RBIT's decision shall be made and notified to Buyer at the latest on the date for which STEM has been given. In no event shall RBIT be liable for any losses, costs or damages in excess of such demurrage or dead freight rates, in the event of non-availability of RB Slag as defined in this Article VI.

ARTICLE VII.   TITLE AND RISK OF LOSS

     Title to and risk of loss in RB Slag shall pass to Buyer when the RB Slag has effectively passed the ship's rail of Buyer's Vessel at the loading dock at Richards Bay.

ARTICLE VIII.  INVOICING AND PAYMENT

     A.   Regular Payments
          Unless otherwise agreed, payment for RB Slag shall be made by Buyer in U.S. dollars by telegraphic transfer to RBIT's account (***) at Citibank N.A., 111 Wall Street, New York, NY 10043, USA, naming RBIT as beneficiary, or such other account as RBIT shall notify to Buyer, within (***) days of receipt by Buyer of the following documents:

          1. RBIT's commercial invoice covering the shipment, based on the assumption that the TiO2 content of RB Slag is 85%;

          2.   Surveyor's certificate of mass (weight certificate);

          3. Full set of clean on-board ocean bills of lading covering the shipment by Buyer's Vessel in question, designating RBIT as shipper and Buyer or any affiliated company designated by Buyer as consignee; and

          4. Such other documentation and papers as may be required to clear RB Slag for shipment from South Africa to the port of destination.

          The above-mentioned documents shall be forwarded to Buyer's affiliate company to which shipment is being made. A copy of Item 1 shall simultaneously be sent to : Controller, Kronos Inc., 2 Greenspoint Plaza, 16825 Northchase Drive, Houston, Texas 77060-2544. RBIT shall accept payment from any of Buyer's affiliate companies, but Buyer shall be primarily and separately liable for all sums due under this Agreement.

     B.   Final Invoice
          Any price adjustment which may be necessary as a result of the outcome of RBIT's analysis of the Official Sample shall be embodied in a final invoice forwarded to Buyer. In the event of a debit to Buyer, the final invoice shall be presented, and payment by Buyer shall be effected, in the same manner as in Article VIII.A. above. In the case of a credit to Buyer, RBIT shall remit the relevant amount to Buyer by telegraphic transfer within (***) days of preparation of the final invoice.

     C.   Final Annual Invoice and Payment
          By January 31 of each year, RBIT shall prepare and present a Final Annual Invoice relating to the previous year, which Final Annual Invoice shall reflect amounts due, if any, calculated as provided for in Article IV.B. (***)

          Payment by Buyer of the total amount due, if any, on the Final Annual Invoice shall be effected by telegraphic transfer to RBIT within (***) days of Buyer's receipt of such Final Annual Invoice.

ARTICLE IX.    SPECIFICATIONS

     A. RB Slag shall contain at least 84%, but typically 85%, equivalent TiO2 by weight, determined as set forth in ARTICLE XI. of this Agreement.

     B.   RB Slag shall meet the following analyses:

          1.   Maximum chromium oxide (CR2O3)content of 0.30% by weight;

          2.   Maximum vanadium pentoxide (V2O5)content of 0.60% by weight;

          3. Maximum reduced titanium dioxide (Ti2O3) content of 35% by weight;

          4.   Maximum manganese oxide (MnO) content of 2.5% by weight;

          5.   Maximum calcium oxide (CaO) content of 0.20% by weight;

          6.   Maximum magnesium oxide (MgO) content of 1.30% by weight;

          7.   Maximum moisture (H2O) content of 0.2% by weight.

     C. The specifications set out in Article IX.A. and B. shall be referred to in this Agreement as the "Specifications."

ARTICLE X.     WARRANTY

     A. RBIT warrants that RB Slag sold and delivered hereunder shall conform to the Specifications set forth in Article IX. hereof.

     B. In the event that any shipment of RB Slag sold and delivered hereunder does not conform to the said Specifications and in the event the parties are unable to agree on an equitable price adjustment, RBIT shall, at its cost and expense, remove or otherwise dispose of such non-conforming RB Slag and replace it with an equivalent quantity of RB Slag which meets the Specifications. RBIT's obligation to remove or dispose of and replace non-conforming RB Slag shall not be applicable in the event Buyer fails to give notice to RBIT of such non-conformance as provided for in Article XI.C.

     C. The warranty and remedy expressed in this Article X. is the sole and exclusive warranty made by RBIT with respect to RB Slag to be sold and delivered under this Agreement and the exclusive remedy available to Buyer, whether based on strict liability, negligence, breach of express or implied warranty or any other theory or cause of action. RBIT makes no other representation or warranty of any kind other than as stated herein and this warranty may not be modified by any agent or other representative or RBIT.

     D. RBIT shall not be responsible for any damages whatsoever, whether direct, indirect, consequential on or incidental, relating directly or indirectly to the use, sale and /or resale of any RB Slag. RBIT's sole obligation in the event of sale and delivery of non-conforming RB Slag shall be that set forth in this Article X. Buyer agrees to indemnify and hold RBIT harmless from and against any claims, losses, damages, costs, expenses or liability of whatsoever nature from third parties arising out of or in connection with such use, sale and / or resale of any RB Slag.

ARTICLE XI.    INSPECTION, WEIGHING, SAMPLING AND ANALYSIS

     A.   Inspection and Weighing
          Bureau Veritas, or another mutually agreed recognized independent surveyor at Richards Bay, shall inspect Buyer's Vessel for cleanliness and/or hold protection and is entitled to reject any vessel not found to be suitable for loading of RB Slag. Such rejection shall be for Buyer's account. Time taken for such inspection shall not count as laytime. Such surveyor shall determine the weight of RB Slag loaded aboard Buyer's Vessel, which shall include moisture. The weight determined shall be adjusted for the moisture content on the basis of the analyses of the Official Sample, with the resulting dry weight to be the basis for invoicing RB Slag for payment by Buyer. One-half of surveyor's cost of independent cargo surveys shall be paid by Buyer and shall be included in the commercial invoice referred to in Article VIII.A.1.

          It is acknowledged that Portnet has installed an assized weightometer in the belt loading system. If and when such installation is fully functional and its accuracy has been proven, RBIT and Buyer will discuss the use of such weightometer for determination of the weight of RB Slag loaded aboard Buyer's Vessel.

     B.   Sampling
          1. Each shipment of RB Slag delivered to Buyer's Vessel at Richards Bay shall be sampled by Bureau Veritas or such other independent testing laboratory as may be agreed between the parties. Such laboratory shall take and distribute representative samples (hereinafter called "Official Sample(s)") from each shipment in accordance with the "Sampling and Sample Preparation Procedure", set forth in Exhibit "A", Procedure "SAM0078", attached hereto and made a part hereof.

          2. The fees for services of such independent testing laboratory shall be borne equally by RBIT and Buyer and shall be included in RBIT's commercial invoice to Buyer referred to in Article VIII.A.1.

     C.   Analysis
          1. Method of Analysis - All analyses shall be made by the methods outlined in Exhibit "B", Procedure "SAM004", "SAM051", Exhibit "E", Procedure "SAM079" and Exhibit "F", Procedure "SAM008", which are attached hereto and made a part hereof.

          2. Analysis by RBIT - RBIT shall analyse the Official Samples and the result of such analysis for each shipment shall be used to determine any price adjustment of RB Slag and shall accompany the final invoice forwarded to Buyer in accordance with Article VIII.B.

          3. Analysis by Buyer - Buyer may, but shall not be obligated to, analyse the Official Samples. Unless Buyer notifies RBIT, within sixty (60) days of receipt of an Official Sample, that Buyer's analysis indicated that RB Slag fails to meet the Specifications contained in ARTICLE IX. or that the TiO2 content is more than one-half percent (0.5%) different from RBIT's analysis, the results of RBIT's analysis shall be final and conclusive.

          4. Umpire Procedure - Should Buyer's analysis of the Official Sample indicate that RB Slag does not meet the Specifications contained in Article IX. or that the TiO2 content of RB Slag is more than one-half percent (0.5%) different from RBIT's analysis, Buyer may so advise RBIT and RBIT shall request the independent testing laboratory referred to above to forward for analysis the retained Official Sample to such umpire analyst (being and independent testing laboratory) as shall be agreed to from time to time by the parties. The parties hereby agree that Inspectorate Samplers & Analysts Inc., P.O. Box 50, 180 South Main Street, Ambler, Pennsylvania U.S.A. 19002 shall be the umpire analyst until such time as the parties otherwise agree.

          5. Settlement - The umpire's analysis as to TiO2 content and that of Buyer or RBIT, whichever is in closer agreement to the umpire's analysis, shall be averaged as the basis for final settlement; provided that if the umpire's analysis lies exactly halfway between Buyer's and RBIT's analyses, the umpire's analysis shall be the basis for final settlement. If an umpire's analysis is required on any Specification other than TiO2, the umpire's analysis and that of Buyer or RBIT, whichever is in closer agreement to the umpire's analysis, shall be averaged as the basis for final settlement; provided that if the umpires's analysis lies exactly halfway between the Buyer's and RBIT's analyses, the umpire's analysis shall be the basis for final settlement. If such analysis determines that RB Slag does not meet each of the Specifications contained in Article IX., the parties shall proceed as described in Article X. of this Agreement. The cost of an umpire's analysis shall be borne by the party whose analysis varies most from the umpire's analysis unless such variations are equal whereupon the cost shall be borne equally between RBIT and Buyer.

     D.   Revisions of Sampling and Analytical Procedures
          The procedures set forth in the Exhibits referred to in this Article are believed to be the most satisfactory ones now available. In the event better procedures become available, each of said Exhibits may be revised with the written approval of Buyer and RBIT.

ARTICLE XII.   ARBITRATION

     A. Any dispute between RBIT and buyer arising out of or related to this Agreement or the performance hereof, including contentions that a party hereto has failed in the performance of its obligations, shall, unless settled by mutual agreement, be referred for conciliation and, failing settlement, for binding arbitration under the Rules of the International Chamber of Commerce ("ICC"). The parties agree that such conciliation and arbitration shall take place in London, England. The arbitration shall be presided over by a single arbitrator chosen by the parties, failing which, by three arbitrators of which number each party shall appoint one and the third arbitrator (who shall serve as the chairman of the arbitration tribunal) shall be chosen by the two arbitrators appointed by the parties, within ten (10) days after their appointment.

     B. In the event that the arbitration panel has three members and the first two arbitrators cannot agree on the third arbitrator within thirty (30) days of their nomination, or that one party fails to nominate its arbitrator within sixty (60) days after the date on which a request for arbitration has been served, Such arbitrator shall be nominated by the International Court of Arbitration. Such arbitrator shall be of British nationality and of the legal profession.

     C. In the event of a difference between the arbitrators, the decision of the majority shall constitute the judgment of the arbitrators. A judgment of any court of law of competent jurisdiction may be entered upon any award made by the arbitrators.

     D. In the event one party fails to cooperate in the arbitration proceedings by refusing to attend before the arbitration panel, the other party shall be entitled, upon thirty (30) days notice, to present evidence before the arbitrator(s) in the absence of such party and the decision of the arbitrator(s) shall be binding on such party notwithstanding its failure to cooperate or participate therein.

ARTICLE XIII.  TAXES AND DUTIES

     All South African taxes and duties now or hereafter imposed on the export of RB Slag, in connection with this Agreement, shall be for the sole account of RBIT. All other taxes or duties now or hereafter imposed in connection with this Agreement, shall be for the sole account of Buyer.

ARTICLE XIV.   PATENTS

     A. RBIT shall protect and hold Buyer harmless against any and all claims that RB Slag in the state or form as sold under this Agreement infringes or allegedly infringes any product claims of any South African patent owned by third parties. RBIT shall, at its own cost and expense defend any and all suits which may be brought against Buyer on account of an alleged infringement of such South African patent or patents and RBIT shall pay any and all fees, including reasonable attorney's fees, costs and damages awarded in said suits; provided, however, that the total liability for damages under this
          ARTICLE XIV. shall in no event exceed the aggregate sales price of RB Slag sold to Buyer during the year in which such alleged infringement commenced.

     B. RBIT's obligations pursuant to this Article XIV. shall be conditional upon Buyer giving prompt notice to RBIT of any claims by third parties of any such alleged infringement and of all information available to Buyer in respect of such alleged infringement or claim.

ARTICLE XV.    FORCE MAJEURE

     A. In the event of any contingency which is beyond the reasonable control of RBIT or Buyer including, but not limited to (i) any strike, lockout, industrial dispute, difference with workmen, accident, fire, explosion, drought, earthquake, flood, mobilization, war (whether declared or undeclared), act of any belligerent in any such war, civil commotion, political demonstration or disturbance, riot, rebellion, revolution or blockage, (ii) any requirement, regulation, restriction, intervention, or other act of any Government, whether legal or otherwise, (iii) any inability to secure or delay in securing export licenses or import licenses, cargo space or other transportation facilities necessary for the shipment of receipt of RB Slag or fuel or other supplies or material including water, ilmenite ore or electric power necessary for the operation of the mines and plants where RB Slag is produced or consumed, (iv) any delay in or interruption to transportation by rail, water or otherwise, (v) any damage to or destruction of such mines or plants or any breakdown of plants or machinery of RBIT or Buyer, or (vi) any other contingency which is beyond the reasonable control of RBIT or Buyer, whether or not of the nature or character hereinbefore specifically enumerated, which event delays or interferes with the performance of this Agreement or the consumption of RB Slag (an event of "Force Majeure"), then such event shall be considered sufficient justification for delay in making shipment or delivery or taking delivery or performance hereunder (other than the payment of money), in whole or in part, until such event ceases to exist, and this Agreement shall be deemed suspended for so long as such event delays or interferes with the performance hereof, provided that prompt notice (in no event later than one week of the occurrence of the event) of the commencement and end of any such event is given by the party affected to the other party. Any delay or interference which affects RBIT's ability to supply RB Slag to customers shall entitle RBIT to allocate equitably any available RB Slag among customers.

     B. In the event of a Force Majeure, the obligation of RBIT to sell and deliver and of Buyer to buy and to take the Contracted Quantity of RB Slag with respect to any year shall, unless otherwise agreed between the parties, terminate at the end of the year as to such quantities of RB Slag not shipped by the end of the year due to such Force Majeure event. Nothing contained in this Article shall require Buyer to pay for, or RBIT to make up or compensate for, any RB Slag not delivered due to the application of this Article XV.

ARTICLE XVI.   DEFAULT AND TERMINATION

     A. A "default" shall mean any failure by either party to make any payment or to perform any obligation pursuant to this Agreement for any reason other than an event of Force Majeure as defined in ARTICLE XV. and the party in default has failed to remedy or diligently commenced to remedy such failure to pay or to perform within ninety (90) days after receiving written notice thereof from the other party. In the event of a default by one party, the other party not in default shall have the right (subject to the defaulting party's right to cure its default pursuant to this Article) to terminate this Agreement forthwith by providing notice to such effect to the defaulting party.

     B. In the event of a default arising from a breach of Buyer's duty to pay for RB Slag delivered or for the total amount of the Contracted Quantity in any particular year, RBIT shall have the right to seek damages for all loss or damage sustained by the default. In addition, RBIT shall have the right (subject to Buyer's right to cure its default pursuant to this Article) to terminate this Agreement forthwith by providing notice to such effect to Buyer. In no event however shall Buyer be liable for consequential, indirect, incidental or special damages as a result of a default for failure to pay under this Agreement.

          In the event of any default by RBIT arising from a failure to deliver RB Slag pursuant to this Agreement, RBIT (subject to RBIT's right to cure its default pursuant to this Article) shall compensate the Buyer for all loss or damage actually sustained as a direct result of the failure to deliver, including, but not limited to, the cost difference of securing an alternate supply of RB Slag, but excluding indirect, consequential, punitive or contingent damages of the default Buyer may suffer therewith including, but not limited to loss of revenue or profits as a result of Buyer's inability to operate, or shut down of its operations, loss of use of equipment, or cost of substitute equipment, claims of third parties, and the like. In addition, Buyer shall have the right (subject to RBIT's right to cure its default pursuant to this Article) to terminate this Agreement forthwith, by providing notice to such effect to RBIT, in the event RBIT does not deliver at least 90% of the Contracted Quantity of RB Slag in any year thereof.

     C. In the event either party becomes bankrupt or insolvent, commits any act of bankruptcy or insolvency, makes any proposal, arrangement or compromise with its creditors or if it is liquidated or if its charter of incorporation is relinquished or canceled, the other party shall have the right to immediately terminate this Agreement without notice or demand.

     D. The rights of termination contained in this ARTICLE XVI. are in addition to the right to demand damages specifically as permitted in this Agreement and to any other rights and remedies as are available in this Agreement.


ARTICLE XVII.  WAIVER OF DEFAULT

     Any failure by either party to give notice in writing to the other party of any breach or default in any of the terms or conditions of this Agreement shall not constitute a waiver thereof, nor shall any delay by either party in enforcing any of its rights hereunder be deemed a waiver of such rights nor shall a waiver by either party of any defaults of the other party be deemed a waiver of any other or subsequent defaults.

ARTICLE XVIII. NOTICES

     Any notice to be given to either party under the terms of this Agreement shall be deemed to have been given if delivered by courier service or transmitted by telefax and subsequently confirmed by prepaid registered mail to the respective addresses or telefax numbers given below:

          Notices to RBIT shall be addressed:

          Richards Bay Iron and Titanium (Pty.) Limited
          Post Office Box 401,
          Richards Bay 3900,
          Natal, South Africa
          Attention: General Manager, Marketing
          Telefax Number: +27.351.31186

          with a copy of any such notice addressed to:

          QIT-Fer et Titane Inc.
          770 Sherbrooke Street
          Suite 1800
          Montreal, Quebec
          Canada H3A 1G1
          Attention: Director, Sales & Marketing, Titania Slag
          Telefax Number: +1 (514) 286-9336



          Notices to Buyer shall be addressed:

          Kronos Inc.
          P.O. Box 700
          Hightstown, New Jersey
          U.S.A.  08520
          Attention: President
          Telefax Number: +1 (609) 443-2496

          with a copy of such notice to:

          Kronos Inc.
          2 Greenspoint Plaza
          16825 Northchase Drive
          Houston, Texas
          U.S.A.  77060-2544
          Attention: Director of Purchasing
          Telefax Number: +1 (713) 423-3269

     or to such other addressor telefax number as the addressee shall have previously furnished in writing to the addressor. All notices shall be deemed to have been received on the day of delivery, if delivered, or on the day of transmission, if sent by telefax, during normal business hours (9:00 am to 5:00 pm) of the recipient, failing which, such notice shall be deemed to have been received on the next business day.

ARTICLE XIX.   ASSIGNMENT

     A. In the event of a sale by Buyer of any of its chloride-process pigment plants to an unrelated third party, Kronos agrees to obtain as an integral part of such sale, the assumption by the purchaser of the obligation to purchase from RBIT upon the same terms and conditions as in this Agreement, the RB Slag volumes corresponding to such plant, based on its average annual consumption of the 24 months preceding such sale.

     B. Except as provided in Article XIX.A. above, no party may assign its rights or obligations under this Agreement without the prior written consent of the other party. The preceding sentence shall not apply to assignments made to parents, subsidiaries or related corporations of the parties hereto, providing that the party executing this Agreement shall remain primarily responsible for performance of its obligations hereunder unless such is waived in writing by the other party.

ARTICLE XX.    ENTIRE AGREEMENT; AMENDMENT, MODIFICATION

     This Agreement states the entire understanding between the parties hereto with respect to the subject matter hereof, and there are no agreements or understandings, oral or written, express or implied with reference to the subject matter hereof that are not merged herein or superseded hereby.
     This Agreement shall, effective January 1, 1995, replace the agreement between RBIT, QIT-Fer et Titane GmbH and Buyer dated October 1, 1989, as amended on January 1, 1991 and February 15, 1994. This Agreement may not be changed, modified or supplemented in any manner orally or otherwise except by an instrument in writing signed by a duly authorized representative of each of the parties hereto. The parties recognize that, for administrative purposes, documents such as purchase orders, acknowledgments, invoices and similar documents may be used during the time this Agreement is in force. In no event shall any term or condition contained in any such administrative documents be interpreted as amending or modifying the terms of this Agreement whether such administrative documents are signed or not.

ARTICLE XXI.   GOVERNING LAW

     This Agreement shall be governed by and construed under the substantive and procedural laws of South Africa in all respects, including construction, validity and performance.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective representatives, as of the day and year first hereinabove written.

RICHARDS BAY IRON & TITANIUM (PROPRIETARY) LIMITED


By:       /s/ R. D. Macpherson


Name:     R. D. Macpherson


Title:    Managing Director


KRONOS INC.


By:       /s/ D. C. Weaver


Name:     D. C. Weaver


Title:    Director Materials Management and Business Development